Filed Pursuant to Rule 424(b)(3)
Registration No. 333-276660
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated April 19, 2024)

Pinstripes Holdings, Inc.
Primary Offering of
Up to 23,985,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Warrants
Secondary Offering of
Up to 20,962,824 Outstanding Shares of Pinstripes Holdings Class A Common Stock
Up to 4,969,777 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock
Up to 647,011 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Pinstripes Options
Up to 172,806 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon the Vesting of Restricted Stock Units
Up to 2,912,500 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of the Oaktree Warrants
Up to 11,910,000 Shares of Pinstripes Holdings Class A Common Stock Issuable Upon Exercise of Private Placement Warrants
Up to 11,910,000 Private Placement Warrants to Purchase Pinstripes Holdings Class A Common Stock
This prospectus supplement supplements the prospectus dated April 19, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-276660). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2024 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by Pinstripes Holdings, Inc., a Delaware corporation (“Pinstripes Holdings,” “we,” “us,” or “our” and, prior to the Business Combination (as defined below), “Banyan”) of up to (i) 12,075,000 shares of Class A common stock, par value $0.0001 per share, of Pinstripes Holdings (“Pinstripes Holdings Class A Common Stock”) that are issuable upon the exercise of the Public Warrants (as defined below) originally issued in the initial public offering of Banyan (the “IPO”) and (ii) 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Private Placement Warrants (as defined below), originally issued in a private placement to the Sponsor (as defined below) and the underwriters of the IPO, by the holders thereof. We are registering the issuance of such shares of Pinstripes Holdings Class A Common Stock (the “Warrant Shares”) upon exercise of the Public Warrants and the Private Placement Warrants (collectively, the “Warrants”) as required by that certain Warrant Agreement, dated as of January 19, 2022 (the “Warrant Agreement”), entered into by and between Banyan and Continental Stock Transfer & Trust Company.
The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders identified in this prospectus, or their permitted transferees (the “Selling Securityholders”), of up to an aggregate of 36,605,141 shares of Pinstripes Holdings Class A Common Stock, which consist of:
(i) 4,172,025 outstanding shares of Pinstripes Holdings Class A Common Stock that, consist of (a) 2,646,250 outstanding shares of Pinstripes Holdings Class A Common Stock issued upon conversion on a one-for-one basis of 2,646,250 shares of Class B Common Stock of Banyan (together with the Class A Common Stock of Banyan, the “Banyan Common Stock”), originally issued to Banyan Acquisition Sponsor LLC (the “Sponsor”) at a purchase price of approximately $0.003 per share before the IPO, of which (1) 2,596,762 shares continue to be held as Pinstripes Holdings Class A Common Stock by the Sponsor and (2) 49,488 shares were assigned and sold by the Sponsor to the Sponsor Holders (as defined below) for a purchase price of $0.003 per share before the IPO, and continue to be held as Pinstripes Holdings Class A Common Stock by the Individual Sponsor Holders, (b) 1,018,750 shares that were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Class A Common Stock to certain investors in Banyan in consideration of their agreement not to redeem their respective shares of Banyan Class A Common Stock (as defined below) in connection with Banyan’s extension meeting held on April 21, 2023 (the “Non-Redeeming Investors”), after being forfeited as Banyan Common Stock by the Sponsor Holders , and (c) 507,025 shares were, upon closing of the Business Combination, effectively re-issued as Pinstripes Holdings Common Stock to holders of the Series I Convertible Preferred Stock in consideration of their agreement to invest in the Series I Financing (as defined below), after being forfeited as Banyan Common Stock by the Sponsor Holders;
(ii) 11,771,022 outstanding shares of Pinstripes Holdings Class A Common Stock (the “Pinstripes Affiliate Shares”) that, consist of (a) 11,669,311 outstanding shares of Pinstripes Holdings Class A Common Stock issued to stockholders of Pinstripes, Inc., that are executive officers, directors and other affiliates of Pinstripes Holdings (the “Pinstripes Affiliates”) in the Business Combination in exchange for their shares of Pinstripes Common Stock (as defined below), including shares issued upon conversion of Pinstripes Preferred Stock, which Pinstripes Affiliate Shares were, at various times prior to the Business Combination, acquired by the Pinstripes Affiliates; provided, that the Pinstripes Affiliates Shares include 1,242,975 shares of Pinstripes Holdings Class A Common Stock that were re-issued to the Pinstripes Affiliates after being forfeited as Banyan Common Stock by the Sponsor Holders and which shares of Banyan Common Stock were initially issued to the Sponsor in a private placement at a purchase price of $0.003 per share before the IPO, and some of which were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO;
(iii) 50,000 outstanding shares of Pinstripes Holdings Class A Common Stock issued to Roth Capital Partners LLC in settlement of $0.5 million of transaction costs incurred by Pinstripes for financial advisor, legal and other professional services (accordingly, at an effective price of $10.00 per share);
(iv) 4,696,777 shares of Pinstripes Holdings Class A Common Stock issuable upon conversion of Pinstripes Holdings Series B-1 Common Stock, Pinstripes Holdings Series B-2 Common Stock and Pinstripes Holdings Series B-3 Common Stock, of which (a) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-1 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which shares were initially issued to the Sponsor in a private placement at purchase price of $0.003 per share before the IPO, of which 896,104 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,896 shares were assigned and sold by the Sponsor to certain Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (b) 915,000 shares are issuable upon conversion of 915,000 shares of Pinstripes Holdings Series B-2 Common Stock that were issued, in connection with the consummation of the Business Combination, on a one-for-one basis in exchange for 915,000 shares of Banyan Common Stock, which were initially issued to the Sponsor in a private placement at an effective purchase price of $0.003 per share before the IPO, of which 896,103 shares continued to be held by the Sponsor until the closing of the Business Combination and 18,897 shares were assigned and sold by the Sponsor to the Individual Sponsor Holders for a purchase price of $0.003 per share before the IPO, (c) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-1 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock (d) 872,160 shares are issuable upon conversion of 872,160 shares of Pinstripes Holdings Series B-2 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock, and (e) 1,395,457 shares are issuable upon conversion of 1,395,457 shares of Pinstripes Holdings Series B-3 Common Stock that were issued to Pinstripes Affiliates in the Business Combination as additional consideration in exchange for their shares of Pinstripes Common Stock;
(v) up to 647,011 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Pinstripes Holdings Options (as defined below) that were issued to Pinstripes Affiliates in exchange for Pinstripes Options (as defined below), which Pinstripes Options were issued as consideration for service as directors and officers;
(vi) up to 172,806 shares of Pinstripes Holdings Class A Common Stock issuable upon the vesting of restricted stock units that were issued to non-employee directors of Pinstripes Holdings on January 19, 2024 as consideration of their service as directors of Pinstripes Holdings;
(vii) up to 2,912,500 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Oaktree Warrants (as defined below) issued by Pinstripes Holdings to Oaktree Capital Management, L.P. (“Oaktree”), in connection with the closing of the Business Combination and the Oaktree Tranche 1 Loan (as defined below), in consideration of Oaktree’s providing the Oaktree Tranche 1 Loan; and
(viii) up to 11,910,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise, at an exercise of $11.50 per share, of 11,910,000 Private Placement Warrants (as defined below), of which (a) 10,860,000 were issued to the Sponsor at an effective purchase price of $1.00 per share in connection with the closing of the IPO and (b) 1,050,000 were issued to the underwriters of the IPO at an effective purchase price of $1.00 per share. This Prospectus also relates to the offer and sale from time to time by certain of the Selling Securityholders of the Private Placement Warrants.
We will bear all costs, expenses and fees in connection with the registration of the shares of Pinstripes Holdings Class A Common Stock and the Private Placement Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the shares of Pinstripes Holdings Class A Common Stock and the Private Placement Warrants.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the securities in the section of the Prospectus entitled “Plan of Distribution.”
You should read the Prospectus, this prospectus supplement and any other prospectus supplement or amendment carefully before you invest in our securities. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Pinstripes Holdings Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the ticker symbols “PNST” and “PNST WS”. On April 22, 2024, the closing price of Pinstripes Holdings Class A Common Stock was $2.75 per share and the closing price of the Public Warrants was $0.19 per Public Warrant.
We will not receive any proceeds from the sale of the Pinstripes Holdings Class A Common Stock by the Selling Securityholders pursuant to the Prospectus and this prospectus supplement.
We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 10 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus and this prospectus supplement or determined if the Prospectus and prospectus supplement are truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 23, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 18, 2024
Pinstripes Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41236	86-2556699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1150 Willow Road
Northbrook, IL 60062
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code: (847) 480-2323

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	PNST	New York Stock Exchange
Redeemable Warrants, each exercisable for one share of Class A common stock, exercise price of $11.50 per share	PNST.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Item 1.01. Entry into Material Definitive Agreement
On April 18, 2024, Pinstripes, Inc., a Delaware corporation (“Pinstripes”), a wholly-owned subsidiary of Pinstripes Holdings, Inc., a Delaware corporation (the “Company”), entered into a Distribution Capabilities and Proposal for Pinstripes, Inc. (the “Distribution Agreement”) with Edward Don & Company LLC (the “Distributor”). The Distribution Agreement supersedes the Distribution Capabilities and Proposal for Pinstripes, Inc., dated as of March 1, 2010 between the Distributor and Pinstripes.
Pursuant to the Distribution Agreement, Pinstripes has agreed that the Distributor will act as the primary distribution partner for non-food supplies and equipment to Pinstripes. The Distribution Agreement will continue for a period of five years or until total purchases, net of returns and credits, reach $20.0 million (the “Initial Term”), with such Initial Term automatically renewing for successive one-year terms unless either party provides the other party with at least 90 days’ written notice before the start of the new contract term. The Distribution Agreement may be terminated by, among other things, (i) either party for convenience with ninety (90) days prior written notice, (ii) the Distributor upon notice to Pinstripes, if Pinstripes fails to timely pay any amount due to the Distributor within ten days after written notice from the Distributor, or (iii) by the Distributor, upon 30 days written notice to Pinstripes, if Pinstripes’ financial position deteriorates materially, determined by the Distributor in its sole judgment, or the Distributor becomes aware of any circumstances that, in the Distributor’s sole judgment, materially impacts Pinstripes’ ability to meet its financial obligations when due.
The foregoing description of the Distribution Agreement is qualified in its entirety by reference to the complete terms and conditions of the Distribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
10.1*	Distribution Capabilities and Proposal for Pinstripes, Inc. with Edward Don & Company
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Certain confidential portions of this exhibit were omitted by means of marking such portions with asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Pinstripes Holdings, Inc.

Dated: April 23, 2024	/s/ Anthony Querciagrossa
Anthony Querciagrossa
Chief Financial Officer

1 9801 Adam Don Parkway, Woodridge, IL 60517 Distribution Capabilities and Proposal for: Edward Don & Company April 17, 2024 [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

2 9801 Adam Don Parkway, Woodridge, IL 60517 Introduction Edward Don & Company, LLC (together with any applicable subsidiaries, “DON”) is pleased to provide the following terms to Pinstripes, Inc. (“Customer”). Our goal is to provide the perfect fit and solution at the best value. We have summarized our customized program for you on the attached Program Summary (Schedule 1). We thank you for the opportunity to present our solutions to you. At such time as this document is signed by DON and Customer it shall become a binding agreement and is referred to herein as the “Agreement.” Program Overview • This Agreement will allow DON to act as the primary distribution partner for non-food supplies and equipment to Customer. • Ordering, Order Entry, Buyer Support • Ordering options can include using the customized don.com web site, a DON sales representative calling on the corporate and/or unit locations and/or accessing our call center via email, phone, or fax (a customer specific 800 number is available). • The DON catalog, both in hard copy and in an e-version, can be provided to all locations during the rollout in addition to industry leading category specific publications. Distribution, Shipments, Freight • DON will provide consistent product distribution from any of our seven national distribution centers, located in Chicago, Dallas, Atlanta, Philadelphia, Los Angeles, Miami and Seattle. Based on projected product movement and Customer requests, items may be stocked in one or more distribution centers as needed. • All stock orders will have inventory allocated upon order acceptance and be processed based upon delivery date. • Freight on stock orders is generally based on the order value, method of shipping and distance from the relevant warehouse. On Schedule 1, we have illustrated minimum stock order values for free shipping. Orders that do not meet the minimum will have the appropriate freight charges added. For new locations, the freight minimum will be determined prior to opening. • Freight charges incurred on factory direct/drop shipments and line item diverts (stocked product(s) not shipping from the home DON DC) will be billed to Customer based on the actual third-party invoiced shipping charges. • All DON stock shipments will be made by DON fleet vehicles, third-party delivery agents (selected by rate and service to a geographic area or market), or a small parcel carrier (i.e., UPS). If requested by Customer, other air and special delivery carriers may be used for special order processing. Customer will be notified of the charges and billed accordingly. • Freight charges on Opening Smallwares orders that are submitted at least 12 [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

3 9801 Adam Don Parkway, Woodridge, IL 60517 weeks prior to shipment are included in quoted pricing. o Freight costs for orders expedited at Customers direction will be billed to Customer based on actual third-party invoiced shipping charges. • Freight costs associated with Opening Equipment and Furniture purchases will be billed to Customer based on actual-third party invoiced Shipping charges Product Requirements, Product Costing • Our scale enables DON to take advantage of discounts or make special arrangements with suppliers regarding current contracts or possible future contracts that might reduce the cost of Customer specified products. We would look forward to working on these product categories to maximize the value to Customer. • DON will ask that the Customer remain liable for any unique inventory, proprietary or logo items required by Customer to be inventoried by DON. Any such items will be listed on Schedule 2 attached. Within 30 days following the termination of our Agreement for any reason, Customer will purchase all unique, proprietary or logo items from DON at DON’s cost and will arrange for and pay all costs, including freight costs, associated with the removal of this inventory from DON’s warehouse. Payment to DON for these items shall be in accordance with the credit terms established hereunder but in no event longer than 45 days from date of termination. Attached as Schedule 2a is a Stocking Agreement form that must be executed prior to stocking such items. • Prices to Customer will be updated monthly and will only change based on changes to DON's product, service, or in-bound freight costs. • Cost as used herein shall mean (i) the actual invoice price from the supplier for a particular product or service, (ii) plus, if applicable, in-bound freight incurred by DON to transport the item from the supplier to a DON warehouse. • DON sources products from a variety of both domestic and offshore suppliers, including affiliates of DON. • Cost as used herein specifically excludes annual volume related rebates or incentives that may be provided by the manufacturer or supplier. • Proprietary and Special-Order Products require a minimum usage of 20 units per month for DON to stock. A maximum of 30 days’ inventory of any Proprietary or Special-Order Product will be allowed; provided, however, that if the vendor of such Proprietary Product or Special-Order Product imposes a minimum order requirement, then a maximum of 90 days’ inventory of such product will be allowed. Substitutions • To maximize service levels, DON will work with Customer to identify approved substitutes for key items. • Products will only be substituted if fully reviewed and approved in advance by Customer. Termination • In the event of termination or expiration of this Agreement, Customer will purchase or cause a third party to purchase all remaining *Proprietary Products and *Special Order [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

4 9801 Adam Don Parkway, Woodridge, IL 60517 Products in DON’s inventory (as defined in Schedule 2). In such an event, Customer will purchase or cause to be purchased all Proprietary and/or Special-Order Products within [30] days of such termination. *Special Order Products are defined as products not inventoried by DON where the Customer requests DON to purchase such products on the Customer’s behalf. *Proprietary Products are defined as products bearing the Customer’s name or logo or products with a unique formulation which are restricted for sale to one Customer, or national branded products that would otherwise not be inventoried except for the requirements of the Customer. Change of Control • In the event of a change of control of the Customer, the Customer shall purchase, or cause a third party to purchase, all remaining Proprietary Products and Special-Order Products in DON’s inventory at DON’s Cost plus the negotiated markup, unless the successor in interest to the Customer or the Customer’s assets establishes credit terms and signs all necessary documents taking responsibility for the product. Returns • DON requires a return authorization (RA) number to ensure proper processing of return merchandise and credit. • Requests to create a new RA should be called into DON Customer Care. o Please call 800.777.4366 • Stock Order Returns and C Order Returns o DON will arrange for a return and credit for stock order returns under thirty (30) days from invoice o After (30) days stock returns due to customer error will be subject to a 25% restock fee o No returns accepted after (90) days • Factory Direct Returns o DON will arrange for return and credit for factory direct order returns under thirty (30) days from invoice that are due to a processing error or product failure. ▪ After thirty (30) days, Customer should follow the manufacturer’s defective/warranty policy. ▪ After (30) days FD returns due to customer error will be subject to a 25% restock fee and, if applicable, any additional fees from the manufacturer. ▪ No returns accepted after (90) days [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

5 9801 Adam Don Parkway, Woodridge, IL 60517 Administrative Fee • Sales Volume Fee: DON will issue Customer a [***] credit on all Resupply (stock and factory direct/drop ship) purchases, net of returns or other credit memos. This credit is only issued on invoices that are paid within terms. The payment must be received and posted on the Customer accounts within terms. Any invoice not paid within terms will not be eligible for a credit. This credit will be issued quarterly. Except for the period ending April 28,2024, Administrative fees are credited approximately 60 days after the quarter ends. Administrative Fees for the period ending April 28, 2024 will be credited no later than April 28, 2024. • Stock Order Size Allowance: A stock order size allowance of will be applied to all stock order invoices equal to or more than $500.00. Such incentive will be deducted on each applicable invoice. o Opening orders, Rollouts and Factory Direct/Drop shipments do not apply. Opening and Renovation Orders • Opening and renovation orders can be consolidated and shipped to coordinate with the arrival date as specified by Customer. DON’s goal is to provide a 100% fill rate if received within twelve (12) weeks prior to the necessary arrival date. • Consolidated orders can be packed by area, palletized by area, and delivered with detailed packing reports. • Depending on timing and freight costs, some orders or parts of orders may be processed, expedited, and coordinated for shipment directly to the property. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED [***] [***]

6 9801 Adam Don Parkway, Woodridge, IL 60517 Foodservice Equipment Division (FED) • DON to facilitate introduction to and overview of DON’s Foodservice Equipment Division’s virtual reality design capabilities. Site Surveys • DON looks forward to working with Customer to conduct site survey(s) and product training to identify opportunities to provide product standardization, improved safety, operational efficiencies, and possible cost savings. • Surveys to be conducted at locations determined in conjunction with Customer. • Product training can be coordinated for each location and is formatted based on operational needs and products selected. Billing and Accounting • DON will credit qualify all company owned locations based on the parent corporation and the information contained within the DON credit application that must be completed. Company owned locations will be set at net 60-day terms for smallwares resupply purchases. • Purchases from DON’s Foodservice Equipment Division (FED): • Openings: • Replacement Equipment: • • • Furniture: • Opening Smallwares Orders: • Any future Franchise locations will need to complete a DON credit application for each legal entity wishing to purchase DON product. The credit limit and payment terms for franchisees will be based on their own financial and credit worthiness. • DON shall have the right to increase, decrease or terminate Applicant's credit privileges at any time. • A variety of billing options are available from e-mail, hard copy, or electronic files. Specific billing instructions must be determined during Customer set up and credit review. • State sales tax will be added to all invoices where applicable. • If invoices are received more than 90 days after the mutually agreed upon completion of DON’s work, the Customer has the right to not accept and process void these invoices, provided that such delay in invoicing does not result from circumstances beyond DON's reasonable control, [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED [***] [***] [***] [***] [***]

7 9801 Adam Don Parkway, Woodridge, IL 60517 including but not limited to delays caused by trades, subcontractors, or actions or inactions of the Customer. DON intends to ensure accountability solely for its own work and disclaims liability for delays attributable to factors outside its control. Reporting • DON can provide any number of reports on purchasing or usage by property or in total. A periodic review can be established to review these reports as well as any other requirements. • Most reports may be formatted or downloaded as requested by Customer. • DON will also create and review with Customer a “Compliance” report, enabling Customer to identify which locations are not taking full advantage of the Program. With Customer’s approval, DON will work with these locations to raise their compliance, so Customer realizes maximum benefit from the Program. • The continuing creditworthiness of Customer is of central importance to DON. In order to enable DON to monitor Customer’s financial condition and if requested by DON, Customer will supply monthly and annual financial statements to DON consisting of an income statement, balance sheet and statement of cash flow. DON may request such further financial information from Customer from time to time, sufficient, in DON’s judgment, to enable DON to accurately assess Customer’s financial condition. Contract Term • The term of this Agreement shall begin on April 1, 2024, and shall remain valid for a period of five (5) years or until total purchases, net of returns and credits, reach $20,000,000.00, whichever comes later, unless terminated as outlined in the termination provision herein. Upon reaching the specified threshold, the Agreement will automatically renew for successive one (1) year periods, unless either party provides the other with a 90-day written notice of non-renewal before the start of the new contract term. Termination • This Agreement may be terminated prior to its ending date for the following: (a) By either party for convenience with ninety (90) days prior written notice. (b) By either party for failure of the other party to comply with any material provision of this Agreement, within ninety (90) days of such party’s receipt of written notice describing said failure. (c) By DON, upon notice to Customer, if Customer fails to timely pay any amount due to DON within 10 days after written notice from DON. (d) By DON, upon 30 days written notice to Customer, if Customer’s financial position deteriorates materially, determined by DON in its sole judgment; or DON becomes aware of any circumstances that, in DON’s sole judgment, materially impacts Customer’s ability to meet its financial obligations when due. (e) By either party immediately in the event the other party becomes insolvent, or voluntary or involuntary proceedings by or against such party are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

8 9801 Adam Don Parkway, Woodridge, IL 60517 for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such party makes an assignment for the benefit of its creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter. (f) Upon termination of this Agreement for any reason, Customer agrees to fully comply with all of its obligations under this Agreement, including, without limitation to pay all invoices at the earlier of 1) the time they are due or 2) two weeks from the date of the last shipment to a Customer Location. Confidentiality • DON and customer agree that all information as to source, quantity and price of goods and services, and all other proprietary information with respect to the other party’s business (“Confidential Information”) shall be maintained in confidence and not be released to any third party without prior written consent of the other party. • Confidential Information shall not include information which: (i) has become generally known to the public through no fault of the receiving party; or (ii) was known to the receiving party before it was obtained from the disclosing party, or (iii) is disclosed to the receiving party free of any obligation of confidentiality by a third party. • Each party warrants and indemnifies the other party that they have the authority to enter this Agreement and the terms of this Agreement do not violate any previously existing contract or Agreement with any other party. No Assignment • This Agreement may not be assigned by either party without the prior written consent of the other Party. Warranty and Limitation of Liability • ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED. DON SHALL IN NO WAY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF DON IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Force Majeure • Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any obligation under this Agreement when such failure or delay is caused by or results from war, hostilities, revolution, civil commotion, strike, labor dispute, epidemic, shortage in supply, fire, wind, earthquake or flood, use of any law, order, proclamation, regulation or ordinance of any government, or of any subdivision thereof, because of Acts of God or for any other cause that is beyond the reasonable control of [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

9 9801 Adam Don Parkway, Woodridge, IL 60517 the party whose performance is affected. No force majeure event shall excuse Customer from its payment obligations. Notices • Notice shall be deemed given to either party three (3) days after sent by certified mail, return receipt requested, or one (1) day after being sent by a reputable overnight courier with guaranteed next day delivery to the attention of the signing party at the respective address listed in this Agreement. Any notices to CUSTOMER or DON shall be sent to the signing party, with a copy at the same address to Attn: General Counsel. To Customer: 1150 Willow Road Northbrook, IL 60062 To DON: 9801 Adam Don Parkway, Woodridge IL 60517 Amendment • This Agreement may only be amended by a written document signed by each of the parties. Equipment and Furniture Purchases; Entire Agreement • The parties have, from time prior to entering into this Agreement, entered into separate agreements for the purchase and sale of equipment and furniture (the “Existing Equipment Agreements”). The parties may, from and after the date of this Agreement, enter into separate Equipment Purchase and Sale Agreements in substantially the form attached hereto as Exhibit A1 (the “New Equipment Agreements) and collectively with the Existing Equipment Agreements, the ”Equipment Agreements”). • This Agreement, together with the Schedules and Exhibit hereto, and the Equipment Agreements, constitutes the entire agreement between the parties and may not be modified except by an Agreement in writing executed by the party against whom the modification is sought to be enforced. This Agreement supersedes all prior Agreements between the parties governing the supply of products to the Customer (other than the Existing Equipment Agreements), and all purchase orders submitted after the effective date shall be subject to the terms of this Agreement or New Equipment Agreements, as applicable. In the event of a conflict between the terms of any Customer purchase order or other Customer document and the terms of this Agreement, the terms of this Agreement shall govern and control. In the event of a conflict between the terms of any Equipment Agreement and the terms of this Agreement or any purchase order or other Customer document, the terms of the applicable Equipment Agreement shall govern and control. Governing Law • This Agreement is governed by Illinois law. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

10 9801 Adam Don Parkway, Woodridge, IL 60517 Attorney's Fees • In the event this Agreement is breached, the breaching party shall pay any and all reasonable attorney's fees and relevant costs incurred by the non-breaching party as a result of the breach. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

11 9801 Adam Don Parkway, Woodridge, IL 60517 Signature Page Terms agreed to as stated in this Agreement by: Signature: Signature: Print Name: Tony Querciagrossa Print Name: Jim Hall Title: Chief Financial Officer Title: Regional Sales Manager Company: Pinstripes, Inc. Company: Edward Don & Company Date: April 17, 2024 Date: Signature: Print Name: Pete Angenend Title: Managing Director Company: Edward Don & Company Date: 4-18-24 4/18/24 [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

12 9801 Adam Don Parkway, Woodridge, IL 60517 Schedule 1 Program Summary 1. Program Term 5 years 2. Ordering Methods A. Phone 0% B. Web 95% C. Salesperson 5% D. Total 100% 3. Delivery frequency per unit 8 per month 4. Number of units as of effective date: 20 (includes 4 new locations in 2024) 5. Estimated average stock order 6. Estimated annual volume 7. Warehouses stocking (minimum case movement per month: 10) Check all that apply A. Illinois X B. Florida X C. Texas X D. New Jersey X E. Georgia F. California X G. Washington X 8. Expected delivery mode as a percent A. Scheduled (local DON truck/3 party agent) 90% B. Unscheduled delivery (LTL) 0% C. Small Parcel(UPS) 10% 9. The required minimum stock order to achieve free freight is $400.00 for all locations. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED [***] [***]

13 9801 Adam Don Parkway, Woodridge, IL 60517 A. Any future locations that fall outside DON’s scheduled delivery zones will have their free freight parameters reviewed and determined individually. 10. Billing method A. Invoices will accompany DON shipments unless otherwise noted [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED [***] [***] [***]

14 9801 Adam Don Parkway, Woodridge, IL 60517 Schedule 2 Unique, Proprietary and Logo Items Material Material Description 1201577 BAG SHOP MED 13X7X17" PINSTRIPES 1236180 GLASS WINE 16 OZ PINSTRIPES 1195109 TRAY INSERT LRG KRAFT PINSTRIPES 1200363 BOX LUNCH NAVY BLUE PINSTRIPES 1201578 BAG SHOP LRG 14X10X15.5" PINSTRIPES 1045818 COASTER 3-1/2" RND IMPRINT PINSTRIPES 1115087 BOX STRUDEL SML NEW LOGO PINSTRIPES 1144804 CUP MERLOT 10 OZ PLAS PINSTRIPES 1201576 BAG SHOP SMALL 10X5X13" PINSTRIPES 1201577 BAG SHOP MED 13X7X17" PINSTRIPES 1144135 BOARD PIZZA 16X11X3/4" WOOD PINSTRIPES 1036383 SOCKS SIZE 9-11 PINSTRIPES CTN WHT 1036400 SOCKS SIZE 10-13 PINSTRIPES CTN WHT 1115086 BOX PIZZA 12" KRAFT NEW LOGO PINSTRIPES 1045818 COASTER 3-1/2" RND IMPRINT PINSTRIPES 1201576 BAG SHOP SMALL 10X5X13" PINSTRIPES 1144804 CUP MERLOT 10 OZ PLAS PINSTRIPES 1232205 CHALKBOARD FRAMED 54X28" PINSTRIPES 1200363 BOX LUNCH NAVY BLUE PINSTRIPES 1036382 SOCKS SIZE 6-8 PINSTRIPES CTN WHT 1045818 COASTER 3-1/2" RND IMPRINT PINSTRIPES 1201577 BAG SHOP MED 13X7X17" PINSTRIPES 1036382 SOCKS SIZE 6-8 PINSTRIPES CTN WHT 1144804 CUP MERLOT 10 OZ PLAS PINSTRIPES 1045818 COASTER 3-1/2" RND IMPRINT PINSTRIPES 1201577 BAG SHOP MED 13X7X17" PINSTRIPES 1144804 CUP MERLOT 10 OZ PLAS PINSTRIPES 1201576 BAG SHOP SMALL 10X5X13" PINSTRIPES 1036383 SOCKS SIZE 9-11 PINSTRIPES CTN WHT 1201576 BAG SHOP SMALL 10X5X13" PINSTRIPES 1200363 BOX LUNCH NAVY BLUE PINSTRIPES 1036400 SOCKS SIZE 10-13 PINSTRIPES CTN WHT 1182763 BOARD FLATBREAD NATURAL 24X6" 1182761 BOARD CUTTING W/ HNDL RND 10-1/2X15" PS 1036382 SOCKS SIZE 6-8 PINSTRIPES CTN WHT 1115087 BOX STRUDEL SML NEW LOGO PINSTRIPES 1200363 BOX LUNCH NAVY BLUE PINSTRIPES 1036383 SOCKS SIZE 9-11 PINSTRIPES CTN WHT 1115087 BOX STRUDEL SML NEW LOGO PINSTRIPES 1115086 BOX PIZZA 12" KRAFT NEW LOGO PINSTRIPES [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

15 9801 Adam Don Parkway, Woodridge, IL 60517 ** Items moving fewer than 10 units per month are subject to be being removed from stock. Schedule 2a Stocking Agreement Material Material Description 1115087 BOX STRUDEL SML NEW LOGO PINSTRIPES 1182762 BOARD CUTTING W/ HNDL RND 11-1/2X15" PS 1036400 SOCKS SIZE 10-13 PINSTRIPES CTN WHT 1115086 BOX PIZZA 12" KRAFT NEW LOGO PINSTRIPES 1115087 BOX STRUDEL SML NEW LOGO PINSTRIPES 1045818 COASTER 3-1/2" RND IMPRINT PINSTRIPES 1153935 BAG CATER 24X17X16-1/2" GRY PINSTRIPES 1115086 BOX PIZZA 12" KRAFT NEW LOGO PINSTRIPES 1115086 BOX PIZZA 12" KRAFT NEW LOGO PINSTRIPES 1182762 BOARD CUTTING W/ HNDL RND 11-1/2X15" PS 1182763 BOARD FLATBREAD NATURAL 24X6" 1139185 Purple Custom Shirt XXL 1139186 Purple Custom Shirt XXXL 1139187 Purple Custom Shirt L 1139188 Purple Custom Shirt M 1139189 Purple Custom Shirt S 1139190 Purple Custom Shirt XL 1139191 Purple Custom Shirt XS 1139192 Women's Purple Custom Shirt XXL 1139193 Women's Purple Custom Shirt L 1139194 Women's Purple Custom Shirt M 1139195 Women's Purple Custom Shirt S 1139196 Women's Purple Custom Shirt XL 1139197 Women's Purple Custom Shirt XS 1139198 Women's Purple Custom Shirt XXS [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

| Date | Customer Name | Customer Number |
|---|---|---|
| | | |

| EDC Material # | Supplier | Supplier Mfg # | Material Description | Selling UOM | Monthly Usage | Supplier Min Qty |
|---|---|---|---|---|---|---|
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |
| | | | | | | |

In consideration of this offer, the (above named) Customer agrees to the following terms and conditions.

1. It is expressly understood that Edward Don & Company will purchase the above items and the customer is financially responsible for any product quantities that do not meet the conditions expressed below.
2. Item monthly usage must exceed 20 units per month per DON Distribution Center to warrant a stocking position.
3. If the material has a supplier minimum order quantity requirement, a maximum of 90 days will be bought, otherwise, a maximum of 30 days usage will be purchased. If the supplier cannot lower the minimum to a 90-day supply, the material will not be stocked at Edward Don & Company.
4. Edward Don & Company is authorized by the customer to automatically rebuy product based on current on-hand quantities and customer volume.
5. Customer Liability:
    a. The Customer agrees the above monthly resupply usage amounts are correct to the best of their knowledge.
    b. The Customer agrees to notify Edward Don & Company at least 120 days in advance of any usage changes and discontinuance of materials.
    c. The Customer agrees to purchase all remaining quantities resulting from lack of required usage, from both the Supplier and Edward Don & Company.
    d. If the criteria above are not met, Edward Don & Company will provide written notice to the Customer. The Customer will have 10 business days to respond; otherwise, Edward Don & Company will either ship and invoice the remaining product to the customer, or invoice for the supplier return costs or disposal fees. The Customer agrees to pay such invoices within 30 days of the invoice date.
6. Edward Don & Company may enforce its rights above at any time, and any delay in enforcement does not constitute a waiver of such rights.
7. The Customer agrees to hold Edward Don & Company harmless on disposition of the above products if the Customer chooses to have the merchandise liquidated.

Please acknowledge your acceptance of the above conditions of this agreement by signature below:

Agreed to and accepted this enter text day of enter text, 20enter text

Click or tap here to enter text.
(Customer Name)

Click or tap here to enter text.
(Title)

Click or tap here to enter text.
(Authorized Signature)

For Edward Don & Company Use Only:Click or tap here to enter text.
District Sales Manager Approval: Click or tap here to enter text.
Regional Sales Manager Approval: Click or tap here to enter text.
Credit Manager Approval: Click or tap here to enter text.
Purchasing Management Approval: Click or tap here to enter text.
Inventory $ Click or tap here to enter text.

Updated 3/7/2023

16

9801 Adam Don Parkway, Woodridge, IL 60517

17 9801 Adam Don Parkway, Woodridge, IL 60517 Exhibit A1 Edward Don & Company EQUIPMENT SALE AND SECURITY AGREEMENT This Equipment Sale and Security Agreement (this “Agreement”) is made this __th day of ________ 202__ between EDWARD DON & COMPANY, LLC, a Delaware limited liability company (“DON”), and _____________________________, a ________________ (“Buyer”). IMPORTANT WIRE FRAUD INFORMATION: DON will never provide wiring instructions or advise of a change in wire instructions via email. If any change should occur to DON’s banking information and/or wiring instructions, DON will advise Buyer via phone and then confirm instructions via secured email. DON also advises Buyer to never wire funds to DON without first verbally confirming with a member of DON’s accounting department. PRICE ESCALATION AND SURCHARGE NOTICE: There remains a significant Global Supply Chain issue that has greatly impacted lead times and created rapid inflation, causing pricing to rise dramatically with very little warning. While DON does everything in its power to negotiate with its vendors to maintain quoted pricing, those efforts are not always successful. Most vendors are now holding quoted pricing for only 7 days, making the business climate quite difficult to manage. Therefore, DON has no choice but to pass on any surcharges and unannounced price increases to Buyer, as they arise. The pricing listed in the Quotation is valid for a period of 7 days only, beyond that DON will pass on any additional costs that are incurred, upon invoicing. DON believes this approach is better than issuing a mandated surcharge on all orders. Proof of cost increases will be provided at Buyer’s request. Once the business climate gets back to normal, we will lift this notice and action from all of our quotes. Thank you for your patience and understanding. SHIPPING DELAYS: DON shall not be responsible for any delays to the project schedule caused by shipping delays outside of its control. PROPOSAL EXPIRATION: The pricing set forth in the attached quotation (the “Quotation”) is valid for a period of 30 days from date of the Quotation, unless signed and delivered back to Buyer with deposit payment or unless otherwise noted in the Quotation or as provided above. ~After 30 days, pricing and terms are subject to change. PAYMENT TERMS: 50% deposit is due to DON upon the signing of the Agreement. 25% is due to DON 30 days after invoice/install. 25% is due and payable to DON upon 60 days upon final invoice. Payment for items shipped ahead of main equipment delivery, such as Hoods (including all HVAC items), Walk‐Ins and installation may be calculated separately (phase 1 of project to expedite). Please note: No Labor or Material orders will be placed by DON without receipt of a signed Contract and 50% deposit payment. CONTRACT AMOUNT: The purchase price for the equipment set forth on the Quotation (the “Equipment”) shall be as follows (the “Contract Amount”): (a) Buyer is responsible for the Contract Amount PLUS any and all applicable sales tax, whether or not greater than the amount set forth in this Section. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

18 9801 Adam Don Parkway, Woodridge, IL 60517 (b) DON will invoice the Buyer per the payment terms specified for the Contract Amount (including any and all changes and adjustments agreed to or otherwise required after this date) for the Equipment and any services provided to the Buyer by DON. (c) If any changes or adjustments are agreed to or otherwise required after the initial delivery date, DON will issue a supplemental invoice to the Buyer for the amount of such change or adjustment after such change or adjustment is agreed to or otherwise required. (d) Upon signing and acceptance of this Agreement, Buyer agrees to pay. • 1ST deposit amount $Click or tap here to enter text. • Payment required 30 days after invoicing $Balance due 60 days after final invoicing $Click or tap here to enter text. CREDIT CARD PAYMENT: A handling fee of 3% will be added to all payments made by credit cards accepted by DON. FINANCE CHARGE: DON will charge Buyer a finance charge equal to the lesser of 1 ½% per month or the highest rate permitted by applicable law on the balance of all overdue payments. COLLECTION COSTS: If the Buyer defaults on payment and/or is in breach of this Agreement, DON may recover from Buyer all costs of collection, including but not limited to, reasonable attorney’s fees, whether or not such collection includes the commencement of a lawsuit. SECURITY INTEREST: Until payment in full is received by DON, Buyer grants to DON a priority lien and purchase money security interest (PMSI) in the items of Equipment and all of Buyer’s rights to payment therefor, including all insurance proceeds receivable thereon. Buyer irrevocably authorizes DON to perfect the granted security interest and to file U.C.C.-1 financing statements and/or other appropriate documentation to assure and perfect the validity, priority, and enforceability of, and to exercise and enforce, such security interest(s). Until payment in full is received by DON, Buyer shall keep the Equipment (a) free and clear of any lien, claim, encumbrance or other interest adverse to DON's interest in the Equipment, (b) in good order and repair and (c) insured against risk of loss or damage by fire, theft, vandalism and other casualties (including, without limitation, extended coverage) for its full insurable value. Each such insurance policy shall be placed with companies acceptable to DON and shall contain a loss payable clause in favor of DON, its successors and/or its assigns. If, at any time until payment in paid in full has been received by DON, if DON so requests, Buyer shall provide to DON within three (3) business days a certificate evidencing such insurance. DELAYS: Buyer is responsible to reimburse DON for any and all lost time due to the job site not being ready or job site having limited access, such as but not limited to additional delivery trips and installation trips. DON shall not be liable for damages caused by delays beyond its control. In the event of delays to the project commencing or completing caused by Buyer or Buyer’s agent(s), DON may require immediate payment to bring this Agreement to 95% paid. It is the Buyer’s responsibility to notify DON in writing of any installation schedule changes. For the purpose of this Agreement, a delay shall be defined as 90 days or more from the date hereof, unless otherwise agreed to by both Buyer and DON. STORAGE FEES: Buyer is responsible for all storage fees if project is delayed, except if delays are caused by DON. The fees will be 1% per month of total price of stored items. Storage fees are due and payable every 30 days. The starting billing date of storage fees will be the date Buyer or Buyer’s agent originally identifies as the delivery and installation date and which is agreed to by both Buyer and DON. SIGNED SUBMITTAL DRAWINGS: Upon the signing of this Agreement, DON will provide, when necessary and within a reasonable period of time, submittal drawings for custom fabrication. It is the responsibility of the Buyer or the Buyer’s agent to sign submittal drawing, acknowledging approval of all fabricated items to be [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

19 9801 Adam Don Parkway, Woodridge, IL 60517 built. Buyer acknowledges that manufacturing time for custom fabrication can be approximately thirty (30) working days from the time drawings are signed. Any delays in signed drawings could result in project completion delays. Seller is not responsible for delays caused by unsigned drawings. If at first submittal the drawings are not correct, please note “REJECTED” on drawings and immediately return back to DON. don will not be responsible for delays caused by delinquent return of approved drawings. FIELD DIMENSIONS: DON is responsible for verifying final field dimensions prior to custom items being supplied. Where field dimensions cannot be obtained by DON due to but not limited to project site conditions, Buyer or Buyer’s agent must provide written guaranteed dimensions. Failure to do so could result in project delays that are not the responsibility of DON. RETURNS: DON will work with Buyer and manufacturer to return unwanted and unneeded items. Buyer acknowledges that not all items are returnable once manufactured; these include but are not limited to all custom items. DON will not accept returns from Buyer of any item deemed as custom. For items that can be returned to the manufacturer, Buyer agrees to a minimum of 25% restocking fee and any freight that was incurred from the factory as well as shipment back to the factory. No returns can be made back to DON without prior consent from DON’s authorized representative. WARRANTIES: All warranties are provided by the manufacturer. Return, replacement or repair of defective equipment shall be governed solely by the terms of the manufacturer’s warranty. DON DOES NOT MAKE AND, TO THE FULLEST EXTENT PERMITTED BY LAW, HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES REGARDING THE EQUIPMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. DON may assist Buyer in obtaining claim service. It is agreed to by Buyer that all warranty repairs and/or service calls must be performed by a Licensed and Approved Factory Service Agency, Buyer further acknowledges that Buyer is responsible for contacting the Authorized Factory Service Agency to schedule a warranty call. Model and Serial number are required. Buyer acknowledges that in most cases warranty does not cover overtime hours or hours not deemed to be the normal business day. CHANGE ORDERS: Changes to this Agreement, both deductive and added, will be handled via change orders. A written change order will be presented to Buyer for signature. Payment terms for any add change orders will be in accordance with the terms of this Agreement, stated in the Payment Terms section above. Buyer acknowledges that no change order action will take place without the signed approval of the DON. Any deductive change orders, approved by DON, will be deducted from the total Contract Amount. FREIGHT DELIVERY/DAMAGE: All freight and delivery charges are included in this proposal and are part of the total Contract Amount. Pricing is based on street level delivery. Additional charges will apply for problematic deliveries that include but are not limited to descent or ascent of stairs. It is the responsibility of the Buyer or Buyer’s agent to properly check in all deliveries and notify DON within a reasonable period of time of any shortages or damaged items. In the case of a direct shipment, it is the responsibility of the Buyer or Buyer’s agent to sign for damaged or shorted cartons and notify DON immediately. Buyer is responsible for all shorted and damaged merchandise if proper procedures are not followed. LIMITATION OF LIABILITY: IN NO EVENT SHALL DON BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, STATUTORY, SPECIAL OR PUNITIVE DAMAGES, OR DAMAGES FOR LOST PROFITS, LOST REVENUE, LOSS OF USE, DAMAGE TO GOODWILL OR REPUTATION, OR LOSS OF DATA, ARISING OUT OF, OR AS A RESULT OF, THE SALE, USE OR LOSS OF EQUIPMENT SOLD OR SERVICES DELIVERED, REGARDLESS OF THE THEORY OR BASIS FOR SUCH LIABILITY, EVEN IF FORESEEABLE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS SECTION SHALL SURVIVE INDEFINITELY. DON’S ENTIRE LIABILITY FOR ALL CLAIMS, LOSSES, DAMAGES, AND EXPENSES RESULTING FROM THESE TERMS OF SALE, OR THE EQUIPMENT OR SERVICES, SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY BUYER TO DON FOR THE APPLICABLE EQUIPMENT OR SERVICES. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

20 9801 Adam Don Parkway, Woodridge, IL 60517 INDEMNITY: Buyer shall defend, indemnify and hold harmless DON, its affiliates and their respective officers, managers, directors, employees, subcontractors and agents (each individually, an “Indemnified Party”) from and against any and all claims, suits, liabilities, damages, settlements, charges, taxes and any other losses or expenses (including reasonable attorneys’ fees) (collectively “Liabilities”) for physical injury to, illness or death of, any third party regardless of status and damage to or destruction of any tangible property which the third party may sustain or incur, to the extent such Liabilities relate to the equipment or services; except for such Liabilities relating to or arising out of a final judgment of gross negligence or willful misconduct of the Indemnified Party. Buyer shall not settle any claim without the prior written consent of DON which will not be unreasonably withheld or delayed. DON does not represent itself as a general contractor. DON is as Supplier/Vendor of Food Service Equipment and Supplies. It is assumed that there will be a Licensed General Contractor on site and that full access and contact information will be provided by Buyer to DON. DON will not be liable for any back charges from the Buyer, general contractor, architect, or any other person without a change order signed by both parties. Buyer acknowledges that labor rates quoted in this proposal, unless otherwise stated, are for work performed during normal business hours. Additional charges will apply for work performed outside of normal business hours. DON does not provide any architectural, mechanical, electrical, HVAC or structural engineering services, and expressly disclaims any responsibility and liability therefor. Except as otherwise agreed by the parties, the services shall not require DON to possess permits, architect or engineering license or certificate from any local or state authority. DON will only be responsible for the cleaning and removal of debris generated by its services and will have no responsibility for debris generated by parties which DON is not responsible for, and DON will not be responsible for damage to any equipment or appliances not caused by DON or those DON is responsible for. Seismic (S.M.A.C.N.A.) installation is not included in the Quotation and will be deemed to not be a part of this Agreement. In the event that Seismic installation is required there will be an additional charge added onto a change order that must be signed by Buyer and DON before Seismic installations will commence. NOT IN CONTRACT (NIC): Specifically EXCLUDED, unless otherwise quoted separately but not limited to: Union Labor, Prevailing Wage, Permit Fees and Services, Final Electrical and Plumbing connections. Carpentry, Roof Work, Roof Curbs, Ceiling penetrations, all HVAC work, including Air Balance test for Hood system. DON does not provide a dumpster. No certification of any kind. No OCIP/CCIP Insurance Programs or Mold Insurance. No performance and/or bid bond unless specifically stated in the Quotation. Buyer is responsible for reviewing the Quotation for exclusions, deviations and any inaccurate information supplied by DON. GENERAL PROVISIONS: Buyer acknowledges and agrees that this Agreement, together with the Quotation and the terms and conditions set forth in any credit application executed and delivered by Buyer to DON, if any (the “Credit Application”) contain the entire agreement between Buyer and DON with respect to the subject matter thereof (collectively, the “Agreement Documents”). DON has not agreed to accept any other terms or conditions, including, without limitation, terms and conditions set forth in Buyer’s purchase order or otherwise established by Buyer. If Buyer signs this Agreement, it is accepting all of the terms and conditions set forth in the Agreement Documents. If Buyer objects to any of the provisions of the Agreement Documents or requires any additional terms or conditions, it should submit them to DON for consideration before executing this Agreement. To the extent that any of the Agreement Documents contain contradictory terms, DON shall have the sole authority to determine which terms shall govern. References in the Agreement Documents to DON shall apply to DON and any applicable subsidiaries thereof. Buyer shall not assign this Agreement, in whole or in part, any such purported assignment shall be null, void and of no force or effect. The headings are for convenience only and shall not effect or govern the interpretation of any of the Agreement Documents. The Agreement Documents shall be construed and governed by the internal laws of the State of Illinois, without regard to choice of law principles. Buyer irrevocably agrees and hereby consents and submits to the non-exclusive jurisdiction of any state or federal court located in the State of Illinois, without regard to the conflicts of law provisions thereof, with regard to any actions or proceedings arising from, relating to or in connection with this Agreement. Buyer waives any right it may have to change the venue of any litigation brought against it by DON and further waives any right to trial by jury. The Agreement Documents, constitute the entire Agreement between the Buyer and DON with respect to the Equipment and services and supersede any prior or contemporaneous documents. No failure or delay on the part of DON in exercising any right, power or remedy under this Agreement or applicable law shall constitute a waiver of any such right, power, or remedy; no such waiver shall be effective unless set forth in a written document signed by DON; and [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

21 9801 Adam Don Parkway, Woodridge, IL 60517 no such waiver with respect to any individual breach, default or other no performance by the Buyer shall constitute a waiver with respect to any other breach, default or nonperformance. Buyer shall not assign this Agreement, in whole or in part, any such purported assignment shall be null, void and of no force or effect. This Agreement shall be binding upon the heirs, executors, successors and permitted assigns of the parties. [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

29711488V.4 BY SIGNING THIS AGREEMENT, THE BUYER ACKNOWLEDGES AND AGREES THAT THE QUOTATION IS ATTACHED IN FULL, THAT IT HAS RECEIVED AND READ THE QUOTATION AND THAT IT HEREBY WAIVES ANY RIGHT TO ASSERT THAT ALL OR ANY PORTION OF THE QUOTATION DOES NOT CONSTITUTE A BINDING PORTION OF THIS AGREEMENT. Acceptance of Agreement. This Agreement is subject to the final approval of DON’s home office, as evidenced by DON’s acceptance of this Agreement in the space provided below. Electronic Signatures. A fully executed .pdf, DocuSign, facsimile, or other electronic copy of this Agreement shall be effective as an original. Signatures on following page [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Confidential 23 Edward Don & Company Signature Page ACCEPTED: ACCEPTED: EDWARD DON & COMPANY, LLC [COMPANY NAME] Name (print): ______________________ Name (print): ______________________ Signature: _________________________ Signature: _________________________ Title: _____________________________ Title: _____________________________ Date: _____________________________ Date: _____________________________ California State Contractors License: 973558 [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Confidential 24 [***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED